Exhibit 99

Bassett®

Bassett Furniture Industries, Inc. P.O. Box 626 Bassett, VA 24055	Barry C. Safrit, V.P., CFO (276) 629-6757 – Investors (276) 629-6332 – Fax

Jay S. Moore, Dir. of

Communications For Immediate Release	(276) 629-6450 – Media (276) 629-6418 – Fax

Bassett Furniture News Release

Bassett Announces Third Quarter 2003 Earnings

(Bassett, Va.) – September 25, 2003 – Bassett Furniture Industries Inc. announced today the financial results for its third fiscal quarter ended August 30, 2003 and year-to-date results.

Sales for the third quarter of 2003 were $74.4 million, down 5.0% from third quarter 2002 levels. While industry wide soft retail conditions in June and July were a factor, the previously disclosed sales decrease with JCPenney amounted to the majority of the year-over-year shortfall.

The Company reported net income for the quarter of $1.6 million or $.13 per diluted share compared to a net loss of $.7 million or ($.06) per diluted share for the third quarter of 2002. Net income on a year-to-date basis for 2003 was $1.4 million or $.12 per share including a previously announced $3.2 million charge related to closing its Dublin, Ga., facility in the first quarter as compared to net income on a year-to-date basis in 2002 of $5.1 million or $.43 per share including a previously announced $1.3 million charge related to its California upholstery plant.

During the year, the Company has generated approximately $13.6 million of positive operating cash flow as inventory levels decreased by over $6 million and the Company received income tax refunds. These monies were used to fund capital spending, fund BFD expansion, and repay all of its outstanding debt. Bassett has repurchased 89,278 of its shares at a cost of $1.2 million during the first nine months of 2003 and has $10 million remaining on its share repurchase program as of the end of the quarter.

“Business appears to be improving slightly,” said Robert H. Spilman Jr., president and chief executive officer. “We were pleased with the Labor Day performance of our retail network. We were also again pleased with the operating cash flow we generated during the quarter and our investment results. Our focus continues to be on opening new stores, introducing exciting products, and improving the earnings in our wood division. We are encouraged by the number of prospects we have who want to own and operate Bassett stores. We remain committed to our goal of 150 BFDs by the end of 2005.”

Sales for the first nine months of the year were $219.2 million compared to $244.1 million for the nine months of 2002. This decline was indicative of economic conditions, the JCPenney sales decrease and an extra week included in the first nine months of fiscal 2002 (40 weeks vs. 39 weeks).

The Bassett Furniture Direct retail store program continues to grow with 96 stores currently in operation. Licensees opened five additional stores in the third quarter making a total of 14 stores opened in fiscal 2003.

The Company expects licensees to open four to six stores in the fourth quarter for a total of 18—20 new stores in fiscal 2003. Sales to BFD stores were 45% of total Company sales in 2002 and are planned to be approximately 55% of total Bassett sales in 2003.

The Company reported a modest operating income for the quarter which was reflective of the sales environment and transition costs associated with consolidating products from one wood manufacturing facility into its Bassett, Va., facility as previously announced. Wood division sales decreased 10% as compared to the previous year quarter with relatively flat gross margins as compared to the prior year quarter. Upholstery division gross margin for the quarter improved by 2.1 points over the gross margin from the previous year quarter despite a 6% sales volume decrease. Import division sales increased by approximately 16% with continued solid profit margins in this segment.

Other Income improved from a loss of $0.9 million in the third quarter of 2002 to income of $1.3 million for the third quarter of 2003 and improved from income of $1.8 million on a year-to-date basis in 2002 to income of $3.8 million on a year-to-date basis for 2003, due to better investment results from the Company’s Alternative Asset Fund.

Also in Other Income, Bassett continued to record losses from its investment in LRG Furniture, LLC (LRG). These losses were primarily due to lower than expected sales in relation to LRG’s cost structure. The retail economy in Texas has been even softer than most other parts of the country. Remaining committed to the success of LRG, Bassett has reached an agreement in principle with the other members of LRG to recapitalize LRG’s balance sheet and restructure its operations. As part of this agreement and new structure, the Company will gain operating control of LRG and the ability to further reduce LRG’s cost structure in order to improve its financial results. This agreement is expected to be finalized in the fourth quarter.

As part of the recapitalization, the Company will convert certain notes receivable into an additional 29% ownership interest in LRG and obtain a level of control of the entity reflective of this additional ownership percentage. After gaining control of LRG, the Company will no longer account for its LRG investment using the equity method but will consolidate LRG’s results and financial position into its consolidated results and financial position beginning in the fourth quarter. As previously disclosed, the Company plans to adopt FASB Interpretation No. 46 “Consolidation of Variable Interest Entities, and Interpretation of Accounting Research Bulletin (ARB) No. 51” (FIN 46). Adoption of FIN 46 will result in a non-cash one-time charge of approximately $4.4 million after tax in the fourth quarter. The Company has not finalized the complex analysis required by FIN 46 for any affiliated entity other than LRG, and therefore has not determined whether any other affiliated entity will need to be consolidated based on this Interpretation. Since January 31, 2003, the Company has not become involved with any entities determined to be variable interest entities.

The Company’s effective income tax rate on both a quarter-to-date and year-to-date basis for 2003 are significantly lower than the statutory federal tax rate due principally to dividends received deductions from the Company’s investment in the International Home Furnishings Center, which owns and leases showroom floor space in High Point, NC.

The Company’s Board of Directors on Tuesday declared a regular quarterly dividend of $.20 per share payable on December 1, 2003, to shareholders of record on November 14, 2003.

Bassett Furniture Industries Inc., based in Bassett, Va., is one of the world’s leading manufacturers and marketers of branded home furnishings. Bassett’s products, designed to provide quality, style and value, are sold through Bassett Furniture Direct™ stores, At Home with Bassett®, and other furniture and department stores. The Company’s common stock is traded on the NASDAQ market under the symbol BSET. More information about Bassett is available on the Company’s Internet site at www.bassettfurniture.com.

Certain of the statements in the immediately preceding paragraphs, particularly those preceded by, followed by or including the words “believes,” “expects,” “anticipates,” “intends,” “should,” “estimates,” or similar expressions, or those relating to or anticipating financial results for periods beyond the third quarter of fiscal year 2003, constitute “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended. For those statements, Bassett claims the protection of the safe harbor for forward looking statements contained in the Private Securities Litigation Reform Act of 1995. In many cases, Bassett cannot predict what factors would cause actual results to differ materially from those indicated in the forward looking statements. Expectations included in the forward-looking statements are based on preliminary information as well as certain assumptions which management believes to be reasonable at this time. The following important factors affect Bassett and could cause those results to differ materially from those expressed in the forward looking statements: economic, competitive, governmental and other factors identified in Bassett’s filings with the Securities and Exchange Commission, and the effects of national and global economic conditions and future events on the retail demand for home furnishings.

###

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income (Loss) – Unaudited

(Stated in thousands of dollars except for per share data)

	13 Weeks Ended August 30, 2003		13 Weeks Ended August 31, 2002
	Amount	Percent of Net Sales	Amount	Percent of Net Sales
Net sales	$74,434	100.0%	$78,367	100.0%
Cost of sales	58,797	79.0%	61,783	78.8%

Gross profit	15,637	21.0%	16,584	21.2%
Selling, general and administrative	15,037	20.2%	15,472	19.7%
Restructuring and impaired fixed asset charges	—	0.0%	1,251	1.6%

	15,037	20.2%	16,723	21.3%
Income (loss) from operations	600	0.8%	(139)	-0.2%
Other income (expense), net	1,289	1.7%	(948)	-1.2%

Income (loss) before income taxes	1,889	2.5%	(1,087)	-1.4%
Income tax (provision) benefit	(332)	-0.4%	369	0.5%

Net income (loss)	$1,557	2.1%	$(718)	-0.9%

Basic earnings (loss) per share:	$0.13		$(0.06)

Diluted earnings (loss) per share:	$0.13		$(0.06)

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income (Loss) - Unaudited

(Stated in thousands of dollars except for per share data)

	39 Weeks Ended August 30, 2003		40 Weeks Ended August 31, 2002
	Amount	Percent of Net Sales	Amount	Percent of Net Sales
Net sales	$219,245	100.0%	$244,059	100.0%
Cost of sales	172,639	78.7%	192,298	78.8%

Gross profit	46,606	21.3%	51,761	21.2%

Selling, general and administrative	45,757	20.9%	45,020	18.4%
Restructuring and impaired fixed asset charges	3,200	1.5%	1,251	0.5%

	48,957	22.3%	46,271	19.0%

Income (loss) from operations	(2,351)	-1.1%	5,490	2.2%
Other income, net	3,772	1.7%	1,817	0.7%

Income before income taxes	1,421	0.6%	7,307	3.0%
Income tax provision	(1)	0.0%	(2,233)	-0.9%

Net income	$1,420	0.6%	$5,074	2.1%

Basic earnings per share:	$0.12		$0.43

Diluted earnings per share:	$0.12		$0.43

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(Stated in thousands of dollars except for per share data)

	(Unaudited)
	August 30, 2003	November 30, 2002
ASSETS
Current assets
Cash and cash equivalents	$9,751	$1,371
Accounts receivable,net	47,055	44,806
Inventories	37,263	43,449
Refundable income taxes	—	2,924
Deferred income taxes	3,600	3,600
Net assets held for sale	2,244	4,394
Other current assets	3,238	6,816

	103,151	107,360

Property and equipment, net	82,645	86,148

Other assets
Investments	62,671	63,248
Investment in unconsolidated affiliated companies	4,419	4,383
Deferred income taxes	2,517	3,454
Notes receivable, net	15,949	18,761
Other, net	8,319	7,526

	93,875	97,372

Total assets	$279,671	$290,880

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$13,418	$17,738
Accrued liabilities	17,474	16,406

Total current liabilities	30,892	34,144

Long-term liabilities
Employee benefits	9,983	10,152
Long-term debt	—	3,000
Distributions in excess of affiliate earnings	15,089	13,941

	25,072	27,093

Stockholders’ equity
Common stock, par value $5 a share, 50,000,000 shares authorized, issued and outstanding – 11,589,691 in 2003 and 11,660,587 in 2002	57,948	58,303
Retained earnings	163,604	169,789
Accumulated other comprehensive income – unrealized holding gains, net of tax	2,155	1,551

Total stockholders’ equity	223,707	229,643

Total liabilities and stockholders’ equity	$279,671	$290,880

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows – Unaudited

(Stated in thousands of dollars)

	39 Weeks Ended August 30, 2003	40 Weeks Ended August 31, 2002
Operating Activities
Net income	$1,420	$5,074
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	7,732	7,686
Equity in undistributed income of investments	(5,998)	(3,823)
Provision for write-down of property and equipment	1,530	—
Provision for write-down of notes receivable	1,500	—
Net gain from sales of investment securities	(14)	(707)
Net gain from sales of property and equipment	(154)	—
Compensation earned under restricted stock and stock option plans	—	146
Deferred income taxes	1	2,117
Changes in employee benefit liabilities	(169)	(172)
Changes in operating assets and liabilities, exclusive of assets and liabilities acquired in a business combination:
Trade accounts receivable	(2,249)	3,335
Inventories	6,186	(2,020)
Refundable income taxes	3,536	—
Other current assets	3,578	4,067
Accounts payable and accrued liabilities	(3,252)	(3,291)

Net cash provided by operating activities	13,647	12,412

Investing Activities
Purchases of property and equipment	(4,497)	(7,088)
Proceeds from sales of property and equipment	477	—
Proceeds from sales of investment securities	17,000	8,623
Dividends from investments	5,154	1,393
Purchases of investment securities	(12,000)	—
Investments in unconsolidated affiliated companies	—	(2,118)
Other, net	(441)	1,451

Net cash provided by investing activities	5,693	2,261

Financing Activities
Repayments under revolving credit arrangement, net	(3,000)	(8,671)
Issuance of common stock, net	178	321
Repurchases of common stock	(1,191)	(428)
Cash dividends	(6,947)	(7,030)

Net cash used in financing activities	(10,960)	(15,808)

Net change in cash and cash equivalents	8,380	(1,135)

Cash and cash equivalents, beginning of period	1,371	5,347

Cash and cash equivalents, end of period	$9,751	$4,212